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                                                                      EXHIBIT 12

                   BELL ATLANTIC CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                          Years Ended December 31
                                                ------------------------------------------
                                                   1999     1998    1997    1996     1995
                                                ------------------------------------------
Income before provision for income taxes,
 extraordinary items, and cumulative effect of
 change in accounting principle                   $6,765   $4,999  $3,984  $4,911   $4,536
Minority interest                                     82       32      46     131      130
Loss (income) from unconsolidated businesses        (143)     415     124     (14)      22
Dividends from unconsolidated businesses             116      170     192     195      179
Interest expense, including interest related to
 lease financing activities                        1,285    1,376   1,275   1,124    1,305
Portion of rent expense representing interest        191      185     191     177      177
Amortization of capitalized interest                  28       21      16      10        5
                                                ------------------------------------------
Income, as adjusted                               $8,324   $7,198  $5,828  $6,534   $6,354
                                                ==========================================
Fixed charges:
Interest expense, including interest related to
 lease financing activities                       $1,285   $1,376  $1,275  $1,124   $1,305
Portion of rent expense representing interest        191      185     191     177      177
Capitalized interest                                  98       90      81     129       73
Priority distributions                                --       --      19      58       47
Preferred stock dividend requirement                  20       21      15      15       10
                                                ------------------------------------------
Fixed Charges                                     $1,594   $1,672  $1,581  $1,503   $1,612
                                                ==========================================
Ratio of Earnings to Fixed Charges                  5.22     4.31    3.69    4.35     3.94
                                                ==========================================
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